Filed Pursuant to Rule 424(b)(7)

Registration No. 333-145649

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 14, 2007)

17,470,360 Shares

General Growth Properties, Inc.

Common Stock

This prospectus supplement no. 2 supplements and amends the prospectus dated August 14, 2007 of General Growth Properties, Inc., as previously supplemented, relating to the sale from time to time by certain selling stockholders of up to 17,470,360 shares of common stock of General Growth Properties, Inc. which may be issued to selling stockholders upon the exchange of 3.98% Exchangeable Senior Notes of GGP Limited Partnership due 2027 (which we refer to as the “notes”). This prospectus supplement should be read in conjunction with and accompanied by the prospectus and all previous supplements thereto and is qualified by reference to the prospectus, as previously supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and previous supplements.

Investing in these securities involves risks. See “Risk Factors” beginning on page 1 of the prospectus as well as the risk factors contained in documents General Growth Properties, Inc. files with the Securities and Exchange Commission and which are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus as previously supplemented is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2008.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 9 of the prospectus is supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the prospectus, as previously supplemented, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this prospectus supplement. Since the dates on which we were provided with the information by the selling stockholders regarding their notes and other security ownership in General Growth Properties, Inc., selling stockholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their notes or other securities. Accordingly, the information provided herein and in the prospectus as previously supplemented for any particular selling stockholder may understate or overstate, as the case may be, such selling stockholder’s current ownership. Any changed information given to us by selling stockholders will be set forth in prospectus supplements or amendments to the prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered for Resale (1)	Number and Percentage of Shares Beneficially Owned After Offering (2)
Admiral Flagship Master Fund, Ltd. (3)	22,542	22,542	*
Bunting Family III, LLC - Capital Appreciation Convertibles (4)	462	462	*
Canyon Capital Arbitrage Master Fund, Ltd.	552,288	552,288	*
The Canyon Value Realization Fund (Cayman), Ltd.	599,627	599,627	*
Canyon Value Realization Fund, L.P.	228,873	228,873	*
Canyon Value Realization MAC 18 Ltd.	39,381	39,381	*
Citigroup Global Markets Inc. (5) **	1,166,569	1,166,569	*
CNH CA Master Account, L.P. (6)	7,889	7,889	*
Credit Suisse Securities (USA) LLC	309,958	309,958	*
Hershey Foods Corporation Master Retirement Trust (4)	10,132	10,132	*
Highbridge Convertible Arbitrage Master Fund LP (7)	55,228	55,228	*
Highbridge International LLC (7)	860,828	860,556	272*
ING Investors Trust – ING T. Rowe Price Capital Appreciation Portfolio (4)	118,347	118,347	*
John Hancock Funds II - Real Estate Equity Fund (4)	128,784	128,784	*
John Hancock Trust – Capital Appreciation Value Trust (4)	236	236	*
John Hancock Trust – Real Estate Equity Trust (4)	138,173	138,173	*
John Hancock Trust – Spectrum Income (4)	608	608	*
John Hancock Trust II – Spectrum Income (4)	608	608	*
Knollwood Investment Partnership Capital Appreciation Conv. (4)	507	507	*
Lyxor/Canyon Capital Arbitrage Fund Limited	157,796	157,796	*
Morgan Stanley & Company, Incorporated **	617,739	225,424	392,315*
Penn Series Flexibly Managed Fund (4)	47,000	47,000	*
T. Rowe Price Capital Appreciation Fund (4)	342,847	342,847	*
T. Rowe Price Capital Appreciation Trust (4)	3,234	2,085	*
T. Rowe Price Corporate Income Fund (4)	5,477	5,477	*
T. Rowe Price Funds SICAV U.S. Smaller Companies Equity Fund	2,254	2,254	*
T. Rowe Price Institutional Core Plus Fund (4)	1,408	1,408	*
T. Rowe Price New Income Fund, Inc. (4)	107,076	107,076	*
T. Rowe Price Personal Strategy Balanced Fund	6,469	6,469	*
T. Rowe Price Personal Strategy Balanced Portfolio	834	834	*
T. Rowe Price Personal Strategy Growth Fund	2,355	2,355	*
T. Rowe Price Personal Strategy Income Fund	4,418	4,418	*
T. Rowe Price Real Estate Fund, Inc. (4)	1,156,030	1,156,030	*
Waterstone Market Neutral Master Fund, Ltd.	630,251	630,251	*

†        We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our securities.

*       Less than one percent of the common stock outstanding, as applicable.

**     Selling securityholder may be deemed to be an underwriter with respect to some or all of any securities sold pursuant to this prospectus. See “Plan of Distribution” in the prospectus.

(1)     Assumes the selling stockholder sells all of the common stock being offered by the prospectus, as supplemented hereby.

(2)     Percentages calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 267,703,684 shares outstanding on August 5, 2008.  In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s notes.  However, we did not assume exchange of any of other holder’s notes.

(3)     This selling stockholder has advised us that William Ellsworth has voting and investment control over the securities owned by Admiral Flagship Master Fund, Ltd.

(4)     T. Rowe Price Associates, Inc. (“TRPA”) has advised us that (i) no one individual at T. Rowe Price will be responsible for voting decisions and investment control over the securities shown, (ii) TRPA is investment adviser to the selling stockholder and has been delegated voting authority by the boards of the Price Funds it manages as investment adviser, (iii) the T. Rowe Price Proxy Committee develops positions on all major corporate issues, creates guidelines, and oversees the voting process, (iv) the Proxy Committee, composed of portfolio managers, investment operations managers, and internal legal counsel, analyzes proxy policies based on whether they would adversely effect shareholders’ interests and make a company less attractive to own, (v) once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio managers as voting guidelines, (vi) for the registered investment companies sponsored and managed by T. Rowe Price, the portfolio manager of each fund has ultimate responsibility for the voting decisions for proxies relating to voting securities held by the fund, and (vii) more information on T. Rowe Price’s proxy voting policies and procedures is available on its website (http://www.troweprice.com) and in the Price Funds’ Statement of Additional Information, which is filed with the SEC.

(5)     The selling stockholder is a subsidiary of Citigroup, Inc. The selling stockholder was the joint book running manager in the original issuance of the notes by GGP Limited Partnership.

(6)     This selling stockholder has advised us that (i) CNH Partners, LLC is Investment Advisor of the selling stockholder and has sole voting and dispositive power over the securities shown, and (ii) investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(7)     This selling stockholder has advised us that (i) Highbridge Capital Management, LLC is the trading manager of the selling stockholder and has voting control and investment discretion over the securities held by the selling stockholder, (ii) Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by the selling stockholder, and (iii) each  of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by the selling stockholder.